                                 SCHEDULE 14A
                                (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement              / / Confidential, for Use of the
/X/ Definitive Proxy Statement                   Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to
    Rule 14a-11(c) or Rule 14a-12

                                CENVEO, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

    /X/ No fee required.

    / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
        0-11.

    (1) TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

--------------------------------------------------------------------------------

    (2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:

--------------------------------------------------------------------------------

    (3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED):

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    (4) PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:

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    (5) TOTAL FEE PAID:

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    / / Fee paid previously with preliminary materials.

    / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (4) Date Filed:

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                                          8310 South Valley Highway, #400
                                              Englewood, Colorado 80112
[CENVEO, INC. LOGO]                                (303) 790-8023


              NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

To Our Stockholders:

      On April 27, 2005, Cenveo will hold its 2005 annual meeting of stockholders at its principal executive offices, 8310 South Valley Highway, #400, Englewood, Colorado. The meeting will begin at 8:30 a.m. Mountain Time.

      Stockholders who owned shares of our common stock at the close of business on March 4, 2005, may attend and vote at the meeting. We ask that all stockholders be present at the meeting in person or by proxy so that we have a quorum. At the meeting, you will be asked to:

   1. Elect eight directors for terms expiring at the 2006 annual meeting of stockholders;

   2. Ratify the selection of Ernst & Young, LLP by the Board's audit committee as our independent auditors for 2005; and

   3.  Attend to any other business properly presented at the meeting.

      We do not know of any other business that will come before the meeting. In order to vote without attending the meeting, you may sign and date the enclosed proxy card and return it in the postage prepaid envelope.

      A copy of our 2004 Annual Report is enclosed. This notice and proxy statement, the proxy card and the 2004 Annual Report are being mailed on or about March 11, 2005.

                                        By Order of the Board of Directors,

                                        /s/ Mark L. Zoeller
                                        Vice President--General Counsel
                                        and Secretary

Englewood, Colorado
March 11, 2005

   ------------------------------------------------------------------
                    YOUR VOTE IS IMPORTANT TO CENVEO.
     Regardless of whether you plan to attend the meeting in person, we urge you to vote in favor of each of the proposals as soon as possible.
   ------------------------------------------------------------------



-------------------------------------------------------------------------

                    PROXY STATEMENT TABLE OF CONTENTS

-------------------------------------------------------------------------

QUESTIONS AND ANSWERS...................................................1

PROPOSALS TO BE VOTED ON................................................4

NOMINEES FOR THE BOARD OF DIRECTORS.....................................5

GOVERNANCE, BOARD COMMITTEES AND BOARD COMPENSATION.....................7

OWNERSHIP OF VOTING SECURITIES.........................................11

EXECUTIVE OFFICERS AND KEY EMPLOYEES...................................13

COMPENSATION OF EXECUTIVE OFFICERS.....................................15

REPORT ON EXECUTIVE COMPENSATION.......................................23

REPORT OF THE AUDIT COMMITTEE..........................................26

INDEPENDENT PUBLIC AUDITORS............................................28

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN........................29

OTHER INFORMATION......................................................30



-------------------------------------------------------------------------

                          QUESTIONS AND ANSWERS

-------------------------------------------------------------------------

1.        Q:     WHY AM I RECEIVING THESE MATERIALS?
          A:     The Board of Directors of Cenveo is providing these proxy
                 materials to you in connection with Cenveo's annual meeting of stockholders which will take place on April 27, 2005. As a stockholder, you are invited to attend the meeting and may vote on the proposals described in this proxy statement.

2.        Q:     WHAT INFORMATION IS CONTAINED IN THESE MATERIALS?
          A:     The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of directors and executive officers and certain other required information. Our 2004
                 Annual Report is also enclosed.

3.        Q:     WHO MAY VOTE AT THE MEETING?
          A:     Only stockholders of record at the close of business on
                 March 4, 2005, may vote at the meeting. As of the record date, 48,711,979 shares of Cenveo's common stock were issued and outstanding. Each stockholder is entitled to one vote for each share of common stock held on the record date.

4.        Q:     WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A
                 STOCKHOLDER OF RECORD AND AS A BENEFICIAL OWNER?
          A:     Most stockholders hold shares through a stockbroker, bank or other nominee rather than directly in their own name. There are some distinctions between shares held of record and shares owned beneficially, which are summarized below:

                 Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, Inc., you are considered to be the stockholder of record of those shares and these proxy materials are being sent directly to you by Cenveo. As the stockholder of record, you have the right to vote by proxy or to vote in person at the meeting. In that case, we have enclosed a proxy card for you to use.

                 Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or bank which is considered to be the stockholder of record of those shares. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. If you wish to vote these shares at the meeting, you must contact your bank or broker for instructions as to how to do so. Your broker or bank has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares for you.

5.        Q:     WHAT MAY I VOTE ON AT THE MEETING?
          A:     You may vote to elect eight nominees to serve on Cenveo's
                 Board of Directors for terms expiring at the next annual meeting and to ratify the selection of Ernst & Young, LLP as our independent auditors for 2005.

6.        Q:     HOW DOES THE BOARD OF DIRECTORS RECOMMEND I VOTE?
          A:     The Board of Directors recommends that you vote your shares
                 FOR each of the eight listed director nominees and FOR the ratification of our independent auditors.

7.        Q:     HOW CAN I VOTE MY SHARES?
          A:     You may vote either in person at the meeting or by
                 appointing a proxy. Please refer to the instructions included on your proxy card to vote by proxy. If you hold your shares through a bank, broker or other record holder, then you may vote by the methods your bank or broker makes available using the instructions the bank or broker has included with this proxy statement. These methods may include voting over the internet, by telephone or by using a traditional proxy card.

8.        Q:     HOW ARE VOTES COUNTED?
          A:     In the election of directors, you may vote FOR all of the
                 director nominees or your vote may be WITHHELD with respect to one or more nominees. You may vote FOR, AGAINST or ABSTAIN on the proposal to ratify the auditors.

9.        Q:     HOW ARE ABSTENTIONS AND BROKER NON-VOTES TREATED?
          A:     Assuming a quorum is present at the meeting, if a majority of the shares represented at the meeting vote in favor of a proposal, then the proposal will be approved (other than in the election of directors). Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present. Abstentions and broker non-votes will have the effect of voting against the proposals.

10.       Q:     CAN I CHANGE MY VOTE?
          A:     You have the right to revoke your proxy at any time before the meeting by:

                 o providing written notice to Cenveo's corporate secretary that you revoke your proxy,

                 o voting in person at the meeting, or

                 o appointing a new proxy before the meeting begins.

                 Attending the meeting will not by itself revoke a proxy unless you specifically revoke your proxy in writing.

11.       Q:     WHO WILL COUNT THE VOTES?
          A:     ADP/Investor Communication Services will count the votes and
                 Jeff Dykes, our assistant secretary, will report on the results at the meeting as the inspector of election.

12.       Q:     WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?
          A:     If your shares are registered differently and are held in
                 more than one account, then you will receive more than one proxy card. Be sure to vote all of your accounts so that all of your shares are voted. We encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting ADP/Investor
                 Communication Services at 51 Mercedes Way, Edgewood, New
                 Jersey 11717, phone (631) 274-8024.

13.       Q:     HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?
          A:     We do not know of any business to be considered at the
                 meeting other than election of eight directors and ratification of our independent auditors. If any other business is properly presented at the meeting, your proxy gives Herbert H. Davis, our senior vice president--corporate development and chief legal officer, and Mark L. Zoeller, our vice president--general counsel and secretary, authority to vote on these matters in their discretion.

14.       Q:     WHO MAY ATTEND THE MEETING?
          A:     All stockholders who owned shares of our common stock on
                 March 4, 2005, may attend the meeting. You may indicate on the enclosed proxy card if you plan to attend the meeting.

15.       Q:     WHERE AND WHEN WILL I BE ABLE TO FIND THE RESULTS OF THE
                 VOTING?
          A:     The results of the voting will be announced at the meeting.
                 We will also publish the final results in our quarterly report on Form 10-Q for the second quarter of 2005 to be filed with the Securities and Exchange Commission.

16.       Q:     IS MY VOTE CONFIDENTIAL?
          A:     Proxy instructions, ballots and voting tabulations that
                 identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Cenveo or to third parties except:

                 o as necessary to meet applicable legal requirements,

                 o to allow for the counting and certification of votes, or

                 o to help our Board solicit proxies.

17.       Q:     WHEN ARE STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING
                 DUE?
          A:     All stockholder proposals to be considered for inclusion in our proxy statement for the 2006 annual meeting must be received by our corporate secretary at our principal office by November 10, 2005.

18.       Q:     WHO WILL BEAR THE COST OF SOLICITING PROXIES FOR THE MEETING
                 AND HOW WILL THESE PROXIES BE SOLICITED?
          A:     We will pay the cost of preparing, assembling, printing,
                 mailing and distributing these proxy materials, including the charges and expenses of brokers, banks, nominees and other fiduciaries who forward proxy materials to their principals. Proxies may be solicited by mail, in person, by telephone or by electronic communication by our officers and employees who will not receive any additional compensation for these solicitation activities.

-------------------------------------------------------------------------

                        PROPOSALS TO BE VOTED ON

-------------------------------------------------------------------------

PROPOSAL 1--ELECTION OF DIRECTORS

Eight directors will be elected this year for terms expiring in 2006. The nominees for election are:

             Thomas E. Costello          Jerome W. Pickholz
             Paul F. Kocourek            Alister W. Reynolds
             Martin J. Maloney           Susan O. Rheney
             David M. Olivier            Wellington E. Webb

Each nominee is currently serving as a director of Cenveo. Each person elected as a director will serve until the 2006 annual meeting of stockholders or until his or her successor has been elected and qualified.

The eight nominees receiving the most affirmative votes at the meeting will be elected as directors assuming a quorum is present. Consequently any shares not voted at the meeting, whether by abstention or otherwise, will have no effect on the election of directors. If any of the nominees should unexpectedly decline or become unable to serve, the proxies we are soliciting may be voted for a substitute nominee or the Board may reduce the number of directors to be elected. Stockholders may not cumulate their votes when electing directors.

Brief biographies of the director nominees are included beginning at page
5. These biographies include their age, business experience and the names of publicly held and certain other corporations of which they are also directors. Unless stated otherwise, each director has been engaged in his or her present occupation for at least the past five years.

The Board recommends a vote FOR election of these eight director nominees.

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PROPOSAL 2--RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The firm of Ernst & Young, LLP has served as our independent auditor since 1999 and our audit committee has selected the firm as our independent auditors for 2005. Representatives of Ernst & Young will attend the annual meeting and will have the opportunity to make a statement and to answer questions.

Neither Cenveo's governing documents nor law require stockholder ratification of the appointment of Ernst & Young as our independent auditor. However, the audit committee recommended, and the Board of Directors determined, to submit the appointment of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain that firm. Even if appointment is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time.

The following audit services were performed by Ernst & Young for the year ended December 31, 2004:

   o examination of the financial statements of Cenveo and our subsidiaries and employee benefit plans,
   o examination of the effectiveness of Cenveo's internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2004,
   o services related to our filings with the Securities and Exchange Commission, and
   o consultation on matters related to accounting, internal controls and financial reporting.

Additional information concerning Ernst & Young's services for Cenveo can be found on page 26. The affirmative vote of a majority of our shares represented at the meeting will ratify the selection of Ernst & Young as our independent auditors.

The Board recommends a vote FOR ratification of Ernst & Young as our independent auditor for 2005.

-------------------------------------------------------------------------

                  NOMINEES FOR THE BOARD OF DIRECTORS

-------------------------------------------------------------------------


Biographies
-----------

o Thomas E. Costello

o Paul F. Kocourek

o Martin J. Maloney

o David M. Olivier

------------------------------------------------------------------------------

 The following nominees are currently serving as Board members of Cenveo and are standing for re-election.

 THOMAS E. COSTELLO*

 Thomas Costello, age 65, became a director in 2003. From 1992 through retirement in 2002, Mr. Costello served as chief executive officer of xpedx, a multi-billion dollar distributor of printing and packaging products, and senior vice president of International Paper Co. xpedx is a wholly owned division of International Paper. He is also a director of Cadmus Communications Corporation, a customized content management, publisher's fulfillment, including printing services, and custom packaging fulfillment company, Intertape Polymer Group, a manufacturer of tape for plastic packaging, and Eagle Hospitality Properties, Inc., a real estate investment trust. He received an MBA from Indiana University. Mr. Costello is a member of the Compensation and Human Resources committee and chairman of the Employee Health and Safety committee of the Board of Directors.

 PAUL F. KOCOUREK*

 Paul Kocourek, age 54, became a director in August 2004. Mr. Kocourek has been a senior partner with Booz/Allen/Hamilton, a global strategy and technology consulting firm since 1993. Mr. Kocourek serves as senior partner for the strategic leadership practice, and previously served as global managing partner of the Asia Pacific region and global managing partner of financial services. From 1993 through 1995, Mr. Kocourek served on the Board of Directors of Booz/Allen/Hamilton. He received an MBA in finance and accounting from the Wharton School of Business. Mr. Kocourek is a member of the Audit committee and the Governance and Nominating committee of the Board of Directors.

 MARTIN J. MALONEY*

 Martin Maloney, age 60, became a director in 2003. Since 1984 Mr. Maloney has served as chairman and co-founder of Broadford and Maloney, Inc., an agency specializing in public relations, advertising and marketing communications for graphic arts related companies. Since 1989 he has served on the Board of advisors of the New York University Center for Graphic Arts Management. He is also a director of the Association of Graphic Communications and serves on the board of governors of Legatus. Mr. Maloney served as internal auditor and prepared annual reports for companies for over 20 years. Mr. Maloney is chairman of the Governance and Nominating committee and a member of the Audit committee of the Board of Directors.

 DAVID M. OLIVIER*

 David Olivier, age 61, became a director in 2003. Mr. Olivier was with Wyeth Corporation, a pharmaceutical company, and its affiliated entities for over 35 years when he retired in 2002. He was a member of the executive and finance committees and a corporate senior vice president at the time of his retirement. He is a director and advisor to Taratec Corp., a pharmaceutical compliance company, and chairman of Alterna, LLC, a private equity investment company. He received an MBA from the University of California at Berkeley. Mr. Olivier is a member of the Compensation and Human Resources committee and the Employee Health and Safety committee of the Board of Directors.

------------------------------------------------------------------------------

o Jerome W. Pickholz

o Alister W. Reynolds

o Susan O. Rheney

o Wellington E. Webb


------------------------------------------------------------------------------

 JEROME W. PICKHOLZ*

 Jerome Pickholz, age 72, has been a director since 1994. Mr. Pickholz is chairman emeritus of Ogilvy & Mather Direct Worldwide, a direct advertising agency, where he served as chief executive officer from 1978 until 1994, and as chairman in 1994 and 1995. Mr. Pickholz served as founder and chairman of Pickholz, Tweedy, Cowan, L.L.C., a marketing communications company, from 1996 until 2001 and he has been a direct marketing consultant since 2001. He also serves as a director of Gift Certificates.com, Inc., a provider of gift certificate products and services. Mr. Pickholz is a certified public accountant and serves as chairman of our Audit committee and a member of our Governance and Nominating committee of the Board of Directors.

 ALISTER W. REYNOLDS*

 Alister Reynolds, age 47, has been a director since 2002. In 2004 Mr. Reynolds concluded a 22 year career with Quest Diagnostics, Inc., a provider of diagnostic laboratory testing services, and its former parent company, Corning Incorporated. Mr. Reynolds served in various positions including Senior Vice President of Operations and, most recently, Senior Advisor to the Office of the Chairman. Mr. Reynolds received an MBA in finance from Cornell University. He is also a Director of three privately held companies: SomaLogic Incorporated, Healthcare Waste Solutions, and Viecore Incorporated. Mr. Reynolds serves as Chairman of the Compensation and Human Resources committee and is a member of the Employee Health and Safety committee of the Board of Directors.

 SUSAN O. RHENEY*

 Susan Rheney, age 45, has been a director since 2003 and was appointed Chairman of the Board in January 2005. Ms. Rheney previously served as a director of Cenveo from 1993 to 1997. She was a principal in The Sterling Group, L.P., a private investment company, from 1992 to 2002. Ms. Rheney is a director of Genesis Energy LP, an oil pipeline company, and Texas Petrochemical Holdings, Inc., a chemical manufacturer. Texas Petrochemical filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in July 2003. In connection with this filing, the holder of discount notes issued by Texas Petrochemical filed a lawsuit against the directors and officers of Texas Petrochemical in December 2003, which suit has been administratively terminated by the bankruptcy court. Ms. Rheney received an MBA from Harvard University. She is a certified public accountant and was a public accounting auditor for the accounting firm of Deloitte & Touche. Ms. Rheney is a member of the Audit committee and the Governance and Nominating committee of the Board of Directors.

 WELLINGTON E. WEBB*

 Wellington Webb, age 64, has been a director since August 2004. Former Mayor Webb was elected Mayor of Denver in 1991 and reelected in 1995 and 1999. In 2003 he established a consulting service, Webb Group International LLC, which assists cites with local economic projects and economic opportunities in Asia and Africa. He is also a director of Maximus Corporation, which provides services to governmental agencies, the National Homebuyers Association and The Labor's Community Agency and is the Vice Chair of the Democratic National Committee. Former Mayor Webb is a member of the Compensation and Human Resources committee and the Employee Health and Safety committee of the Board of Directors.

------------------------------------------------------------------------------

 *Determined to be independent as described under Director Independence on page 8.

------------------------------------------------------------------------------

             GOVERNANCE, BOARD COMMITTEES AND BOARD COMPENSATION

------------------------------------------------------------------------------

NOMINATION OF DIRECTORS

The current term of office of all of our directors expires at the annual meeting of stockholders. The governance and nominating committee has nominated eight of our current directors to be re-elected to serve as directors. Paul V. Reilly, a current director and our president and chief executive officer, has not been re-nominated. The Board intends to appoint Mr. Reilly as director emeritus when his current term as director expires.

Our governance and nominating committee identifies and selects, or recommends that the Board select, the director nominees for each annual meeting of stockholders using the criteria set forth in our corporate governance guidelines. Our guidelines provide that all directors must have such education, training, experience, skills and expertise as will allow him or her to perform the duties of a director. The committee has not established any specific minimum qualification standards for Board nominees. However, the committee may identify certain skills or attributes as being particularly desirable for specific director nominees in order to complement the existing Board composition. To date, the committee has identified and evaluated nominees for directors based on several factors, including:

   o referrals from our management, existing directors and advisors,
   o business and industry experience,
   o education,
   o diversity,
   o leadership abilities,
   o professional reputation and affiliation, and
   o personal interviews.

This year all nominees were elected by the stockholders on April 29, 2004, to serve as directors of Cenveo until the annual stockholders' meeting in 2005, except for Mr. Webb and Mr. Kocourek. Mr. Kocourek and Mr. Webb were selected by the governance and nominating committee to serve as directors in August 2004 based on referrals from management and a search firm, and the committee's evaluation of the other factors listed above. No fee was paid to the search firm. In particular, the committee considered Mr. Kocourek's expertise in the challenges faced by strategic "roll-ups", or industry consolidators, as well as his familiarity with Cenveo resulting from a consulting engagement in connection with our 2001 strategic plan. The committee also considered Mr. Webb's leadership experience and abilities, reputation and affiliations in considering his nomination. Cenveo does not currently pay any fee to a third party to identify or evaluate potential director nominees, although it may retain search firms to assist in finding qualified candidates.

The committee currently has no policy in place regarding the consideration of director candidates recommended by stockholders. Instead, it considers nominees identified in the manner described above. We believe that our independent governance and nominating committee can successfully identify appropriate candidates for our board. Stockholders of record are also entitled to nominate director candidates as provided in Cenveo's bylaws.

CORPORATE GOVERNANCE

Our Board and management are committed to diligently exercising their oversight responsibilities throughout Cenveo and managing our affairs consistent with the highest principles of business ethics. We have adopted a code of business conduct and ethics that applies to all employees, including our senior officers. We continue to review our corporate governance policies and practices along with the provisions of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission and the listing standards of the New York Stock Exchange. Since our 2004 annual stockholders meeting the Board has:

   o updated various committee charters
   o affirmatively determined that all of our current directors, except for Mr. Reilly, and all eight of our director nominees, qualify as independent directors as defined by the rules of the New York Stock Exchange and our corporate governance guidelines, and
   o affirmatively determined that three of our directors qualify as audit committee financial experts under the rules of the Securities and Exchange Commission.

You can view the following information on our website at www.cenveo.com under "investor relations--governance," or receive copies by writing to our corporate secretary at Cenveo, Inc., 8310 South Valley Highway, #400, Englewood, Colorado 80112, phone 303-790-8023:

   o the current committee charters for our governance and nominating committee, our audit committee and our compensation and human resources committee,
   o our corporate governance guidelines, and
   o our code of business conduct and ethics

DIRECTOR INDEPENDENCE

We believe that independent directors play a critical role in governing Cenveo and are committed to ensuring that a majority of our directors are independent. Currently eight of our nine directors satisfy the independence requirements of the New York Stock Exchange's listing standards and the "standards of independence" required by our corporate governance guidelines. Mr. Reilly is not considered independent because of his position as president and chief executive officer. Our corporate governance guidelines can be accessed on our web site at www.cenveo.com under "investor relations-governance."

The Board has affirmatively determined that each of the eight nominees for election meet these independence standards. The Board has also affirmatively determined that each member of our audit committee, our governance and nominating committee, and our compensation and human resources committee is independent under these standards. These determinations were made after reviewing all relevant transactions and relationships between each director and any of his or her family members, on one hand, and Cenveo, our senior management and our independent auditor, on the other hand.

BOARD PROCEDURES AND COMMITTEES

Our full Board of directors considers all major decisions. However, we have established an audit committee, a compensation and human resources committee, a governance and nominating committee, and an employee health and safety committee so that some matters can be addressed in more depth than may be possible in a full Board meeting. These four committees each operate under a written charter and are described below.

Governance and Nominating Committee. The current members of the governance and nominating committee are Mr. Maloney (Chairman), Mr. Kocourek, Mr. Pickholz and Ms. Rheney. This committee:

   o identifies candidates for open director positions,
   o selects, or recommends that our Board select, the director nominees for each annual stockholders meeting,
   o oversees the evaluation of our Board's effectiveness, and
   o develops and recommends to our Board our corporate governance principles.

The governance and nominating committee met four times in 2004.

Employee Health and Safety Committee. The current members of our employee health and safety committee are Mr. Costello (Chairman), Mr. Olivier, Mr. Reynolds and Mr. Webb. This committee reviews with management:

   o our employee health and safety policies and plans,
   o our safety results, including employee incident rates,
   o our compliance with health and safety laws, and
   o our programs and procedures for promoting employee safety.

This committee met six times in 2004.

Audit Committee. The current members of our audit committee are Mr. Pickholz (Chairman), Mr. Kocourek, Mr. Maloney and Ms. Rheney. The Board has determined that each member of the committee is financially literate under the New York Stock Exchange's listing standards and is independent under special standards established by the Securities and Exchange Commission for audit committee members. The Board has also determined that Mr. Kocourek, Mr. Pickholz and Ms. Rheney are each an audit committee financial expert under the rules of the Securities and Exchange Commission. A description of each committee member's qualifications and business experience is found beginning on page 5. The audit committee met six times during 2004. Our audit committee:

   o monitors the integrity of our financial statements, including our financial reporting process,
   o monitors our systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements,
   o monitors the independence and performance of our independent auditor,
   o monitors the performance of our internal audit function and our financial executives,
   o reviews our annual and quarterly financial statements and earnings press releases, and
   o annually retains our independent auditor and approves the terms and scope of the work to be performed.

For more information on the audit committee, see the report of the audit committee beginning at page 26.

Compensation and Human Resources Committee. The current members of our compensation and human resources committee are Mr. Reynolds (Chairman), Mr. Costello, Mr. Olivier and Mr. Webb. This committee:

   o reviews and administers our executive compensation programs,
   o reviews matters relating to management advancement and succession,
   o reviews and recommends to our Board the compensation for our officers and directors, including incentive compensation plans and equity-based plans, and
   o reviews and approves corporate goals for our chief executive officer's compensation and evaluates his performance of those goals.

The compensation and human resources committee held ten meetings in 2004. For more information on the compensation and human resources committee, see the report of the compensation and human resources committee beginning at page 23.

Special Ad Hoc Committees. In 2004 we formed two special ad hoc board committees composed of independent directors. The CEO transition committee determined the structure of Mr. Reilly's resignation and severance from the positions of chief executive officer, president and chairman of Cenveo as described on page 16, and Mr. Reilly's duties until a successor president and chief executive officer can be selected. Members of this committee included Mr. Maloney (Chairman), Mr. Costello, Mr. Olivier and Mr. Pickholz.

A search committee was formed to conduct an executive search for a new president and chief executive officer. The committee has hired an independent executive search firm to provide information regarding potential candidates. Members of this committee are Ms. Rheney (Chair), Mr. Costello, Mr. Maloney and Mr. Reynolds. Although our corporate governance guidelines provide that the governance and nominating committee shall conduct a search for a successor in the event that Cenveo's chief executive officer is no longer able to serve due to resignation, the independent directors determined that this role would be better served in this instance by a special ad hoc committee composed of two members of the governance and nominating committee and two members of the compensation and human resources committee and delegated these duties to the search committee. A majority of our independent directors must approve the selection of our new chief executive officer and president.

BOARD MEETINGS AND ATTENDANCE

Our Board met ten times during 2004. Each director attended at least 75% of our Board meetings and the meetings of the Board committees on which they served. We strongly encourage each director to attend our annual stockholders meetings, although this is not stated in a formal policy. In 2004, all of our directors then serving as directors attended the annual stockholders meeting.

Our corporate governance guidelines provide that each regular Board meeting be scheduled for at least eight hours, including at least one hour for executive sessions of our independent directors. All non-management directors meet in executive session at each regular Board meeting. In 2004, these executive sessions were chaired by the non-management director then serving as lead director. In 2004 our non-management directors served as lead directors on a rotating basis each quarter based on their tenure on the Board. In 2005 the lead director role will be filled by Ms. Rheney while she is serving as non-executive chairman of the Board, after which time the Board intends to select an independent director to serve as non-executive chairman indefinitely.

BOARD COMPENSATION

During 2004 each non-employee director received:

   o an annual retainer of $20,000 paid quarterly,
   o $1,500 for each Board meeting attended in person,
   o $1,000 for each Board meeting attended by telephone,
   o $1,000 for each Board committee meeting attended in person,
   o $750 for each Board committee meeting attended by telephone, and
   o non-qualified options for 5,000 shares of common stock under our long-term equity incentive plan described on page 17. These options may be exercised six months following the grant date.

Non-employee directors who were re-elected at our 2004 annual meeting also received 2,487 shares of restricted stock valued at approximately $10,000 on May 1, 2004. These shares vested immediately, but were restricted from sale for six months after issuance.

In addition, the chairman of the audit committee received $7,500, the chairman of the compensation and human resources committee received $5,000 and the chairmen of the other Board committees received $3,500. Mr. Maloney was paid an additional stipend of $5,000 for his role as lead director during the fourth quarter of 2004. Directors who are employees of Cenveo do not receive compensation for their service on the Board.

Board members are reimbursed for expenses incurred in connection with their attendance at Board meetings and in complying with our corporate governance policies. Cenveo also provides directors' and officers' liability insurance and indemnity agreements for its directors.

DIRECTORS EMERITUS

In February, 2005, the Board amended Cenveo's bylaws to provide for director emeritus positions for former directors who, at the Board's discretion, may be asked to serve as consultants to the Board. Directors emeritus are intended to be non-voting participants at Board meetings and are to be compensated as recommended by the Chairman of the Board and approved by the compensation committee. In light of Mr. Reilly's lengthy tenure of service as an officer, director and chairman of the Board of Cenveo and his extensive knowledge of Cenveo's business, customers and strategy, the Board intends to appoint him a director emeritus upon expiration of his term as director at the annual meeting.

COMPENSATION AND HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION

No member of the compensation and human resources committee is an officer, or former officer, or employee of Cenveo. No executive officer of Cenveo had any interlocking relationship with any other for-profit entity during 2004.

-------------------------------------------------------------------------

                     OWNERSHIP OF VOTING SECURITIES

-------------------------------------------------------------------------

This chart shows the common stock ownership for each director and director nominee, the executive officers named on page 15, and owners of more than 5 percent of our outstanding common stock as of March 4, 2005. It includes shares which can be acquired within sixty days of March 4, 2005, through the exercise of stock options. Each stockholder has direct ownership and sole voting and investment power for the shares listed unless otherwise noted.

--------------------------------------------------------------------------------------------------------------------
                                                                                             PERCENTAGE OF
                                                                   AMOUNT OF SHARES          COMMON STOCK
               BENEFICIAL OWNERS                                  BENEFICIALLY OWNED          OUTSTANDING
--------------------------------------------------------------------------------------------------------------------
 5% Holders

 Wallace R. Weitz & Company                                           10,248,500    (1)          21.0%
    1125 South 103 Street, Suite 600
    Omaha, Nebraska 68124

 Cenveo 401(k) Savings and Retirement Plan                             4,594,544    (2)           9.4%
    c/o Cenveo, Inc.
    8310 S. Valley Hwy., #400
    Englewood, Colorado 80112

 FMR Corp.                                                             3,314,130    (3)           6.8%
    82 Devonshire Street
    Boston, Massachusetts 02109

 Directors and Executive Officers

 Thomas E. Costello                                                       25,911    (4)            *
 Paul F. Kocourek                                                         15,000                   *
 Martin J. Maloney                                                        25,911    (4)            *
 David M. Olivier                                                         25,911    (4)            *
 Jerome W. Pickholz                                                       94,798    (5)            *
 Paul V. Reilly                                                        1,108,344    (6)           2.3%
 Alister W. Reynolds                                                     112,808    (7)            *
 Susan O. Rheney                                                          77,087    (8)            *
 Wellington E. Webb                                                            0                   0
 Michel Salbaing                                                         137,433    (9)            *
 Herbert H. Davis III                                                    166,975   (10)            *
 Allen C. Conway                                                          18,566   (11)            *
 Gordon A. Griffiths                                                     166,497   (12)            *
 Robert A. Hart                                                          193,591   (13)            *
 All directors and executive officers as a group                       2,371,318   (14)           4.9%
  (17 persons)
--------------------------------------------------------------------------------------------------------------------

  *       Less than 1%.

 (1)      Wallace R. Weitz & Company is a registered investment adviser. This amount reflects the shares held by its clients based solely on such holder's Schedule 13G/A filed with the Securities and Exchange
          Commission on January 12, 2005.

 (2)      Shares held are voted by trustee Putnam Fiduciary Trust Company at the direction of participants.
          Certain of these shares are held by executive officers of Cenveo as indicated in the footnotes below.

 (3)      Fidelity Management & Research Company is a registered investment adviser and a wholly owned subsidiary of FMR Corp. This amount reflects the shares held by its clients based solely on such holder's Schedule 13D filed with the Securities and Exchange Commission on February 14, 2005.

                                  - 11 -



 (4)      Includes stock options for 20,000 shares.

 (5)      Includes stock options for 47,400 shares.

 (6)      Includes 26,698 shares held by his spouse, 696 shares held by a trust benefiting his child of which
          Mr. Reilly is trustee, stock options for 961,833 shares, 1,823 shares held through Cenveo's 401(k)
          plan and 644 shares held by one of his children. Mr. Reilly disclaims beneficial ownership of the shares held by his child. Excludes 411,000 shares of restricted stock which have not vested.

 (7)      Includes stock options for 15,000 shares.

 (8)      Includes 54,600 shares held by the Rheney Living Trust of which Ms. Rheney is a trustee and stock options for 20,000 shares.

 (9)      Includes 4,620 shares held through Cenveo's 401(k) plan and stock options for 127,247 shares.
          Excludes 87,000 shares of restricted stock which have not vested.

(10)      Includes 21,000 shares held in an individual retirement accounts, 11,985 shares held through Cenveo's
          401(k) plan and stock options for 83,248 shares. Excludes 87,000 shares of restricted stock which have not vested.

(11)      Includes stock options for 18,566 shares.

(12)      Includes 45,000 shares held by his spouse, stock options for 71,497 shares. Excludes 97,000 shares of restricted stock which have not vested.

(13)      Includes 2,000 shares held by family members and stock options for 175,091 shares. Mr. Hart disclaims beneficial ownership of the shares held by family members. Excludes 57,000 shares of restricted stock which have not vested.

(14)      Includes stock options for 1,757,744 shares and 40,682 shares held through Cenveo's 401(k) plan.
          Excludes 885,119 shares of restricted stock which have not vested.

Executive Stock Ownership Requirement. Effective February 5, 2004, we established the following stock ownership requirements for our executive officers in order to more closely align their interests with our stockholders:

POSITION                              MULTIPLE OF SALARY    TIME TO ATTAIN
--------                              ------------------    --------------

Chief executive officer                      5 X               5 years
Senior vice presidents                       3 X               5 years
Segment presidents                           3 X               5 years
Other eligible executives                    1 X               5 years

The number of shares of our stock that must be held by an executive is determined by multiplying his annual base salary on February 5, 2004, or, for newly hired or promoted executives, his base salary when he is hired or promoted, by the applicable multiple listed in the chart and dividing the result by the average closing price of our stock during the immediately preceding 12 months. These executives have until February 5, 2009, or five years from the date of their hiring or promotion, to acquire the appropriate number of our shares. The number of shares to be held will be adjusted annually to reflect any subsequent increase in salary. In addition to direct ownership of shares, these ownership requirements may be met by vested or unvested grants of restricted stock, shares received as payment from stock appreciation rights or performance restricted unit grants.

------------------------------------------------------------------------------

                    EXECUTIVE OFFICERS AND KEY EMPLOYEES

------------------------------------------------------------------------------




Biographies
-----------

o Paul V. Reilly

o Gordon A. Griffiths

o Michel P. Salbaing

o Herbert H. ("Woody")
  Davis III

o Allen C. Conway

-----------------------------------------------------------------------------

 PAUL V. REILLY

 Paul Reilly, age 52, served as our president, chief executive officer and chairman of the Board from 2001 until January 2005 when he announced his resignation. Mr. Reilly will continue to serve as president and chief executive officer to assist with the transition to his successor. He has been a director since 1998. Mr. Reilly was our president and chief operating officer from 1998 to 2001 and was senior vice president--finance and chief financial officer from 1995 to 1998. Mr. Reilly spent 14 years with Polychrome Corporation, a prepress supplier to the printing industry, where he held a number of positions including assistant corporate treasurer, corporate treasurer, vice president and chief financial officer and general manager of United States operations. Mr. Reilly is a certified public accountant.

 GORDON A. GRIFFITHS

 Gordon Griffiths, age 62, has served as executive vice president since 2002 and as president of our commercial segment since our reorganization in October 2003. From April 2002 until October 2003 he served as president and chief executive officer of our former commercial printing division. From 2000 until April 2002 Mr. Griffiths was chief executive officer of Pareto Corporation, a Canadian knowledge services provider. He continues to serve as a director of Pareto Corporation. In 2000 Mr. Griffiths co-founded the Caxton Group, a marketing services agency, which became a public company in 2001. He was president of St. Joseph Corporation, Canada's largest privately owned printer, from 1997 until 2000.

 MICHEL P. SALBAING

 Michel Salbaing, age 59, has served as senior vice president--finance and chief financial officer since 2000. From 1996 to 2000, Mr. Salbaing was with Quebecor World, the largest North American printer, where he held a number of positions including chief financial officer of the overall corporation, president and chief executive officer of Quebecor Printing Europe and senior vice president and chief financial officer of Quebecor World North America. Before 1996 Mr. Salbaing held various senior financial positions with three large Canadian manufacturing firms and spent eight years with Ernst & Young, LLP. Mr. Salbaing is a member of the Canadian Institute of Chartered Accountants.

 HERBERT H. ("WOODY") DAVIS III

 Woody Davis, age 57, has served as senior vice president--corporate development and chief legal officer since 2001. Before that Mr. Davis was in the private practice of law and was a partner at the Denver, Colorado law firm of Rothgerber Johnson & Lyons LLP for over 20 years. Mr. Davis remains "Of Counsel" at Rothgerber Johnson & Lyons LLP.

 ALLEN C. CONWAY, SR.

 Allen Conway, age 47, has served as executive vice president and president of our resale segment since September 2004. Mr. Conway has served Cenveo and its predecessor companies for over 26 years, including as vice president of our Printxcel division from 2000 to 2003 and executive vice president of our resale segment from 2003 until September 2004 when he became president of our resale segment.

-----------------------------------------------------------------------------

o Robert C. Hart

o Brian P. Hairston

o William W. Huffman, Jr.

o D. Robert Meyer, Jr.

o Matthew H. Mitchell

o Keith T. Pratt

o Wayne M. Wolberg

o Mark L. Zoeller



 ROBERT C. HART

 Bob Hart, age 67, served as senior vice president since 2000 and as president of our resale segment from October 2003 until September 2004 when he retired. Mr. Hart agreed to remain as special assistant to the CEO until February 2006.


 BRIAN P. HAIRSTON

 Brian Hairston, age 47, has been vice president--human resources since August 2002. From 2001 through August 2002 he was a human resources consultant for a variety of firms. From 1999 to 2001 he was senior vice president--human resources for Kellogg Corporation, a cereal producer. From 1997 to 1999 he served as vice president--human resources for CitiGroup, a financial institution.

 WILLIAM W. HUFFMAN, JR.

 Bill Huffman, age 56, has been vice president--corporate controller since 2000. From 1999 to 2000 he was vice president--chief financial officer of our commercial printing division. In 1997 and 1998 he was a financial consultant. Mr. Huffman began his career with the accounting firm of Coopers & Lybrand and is a certified public accountant.

 D. ROBERT MEYER, JR.

 Rob Meyer, age 48, has been vice president--treasurer since 1998. From 1994 to 1998 Mr. Meyer was a partner in the tax department of the accounting firm of Deloitte & Touche LLP. Mr. Meyer is a licensed attorney, certified public accountant and certified financial planner.

 MATTHEW H. MITCHELL

 Matthew Mitchell, age 40, has been vice president--chief information officer since December 2003. From 1996 to November 2003 he served as vice president--information services with Aramark Educational Resources, Inc., an educational service provider.

 KEITH T. PRATT

 Keith Pratt, age 58, has been vice president--purchasing and supply chain management since 1998. From 1994 to 1998 Mr. Pratt was vice president of material sourcing and logistics of Ply Gem Industries, a subsidiary of Nortek, Inc., a building products manufacturer.

 WAYNE M. WOLBERG

 Wayne Wolberg, age 55, has been vice president--general auditor since 2001. From 2000 to 2001 he served as vice president--finance of AT&T Broadband. Mr. Wolberg was vice president and general auditor of MediaOne from 1996 to 2000. He is a certified management accountant.

 MARK L. ZOELLER

 Mark Zoeller, age 45, has been vice president--general counsel and secretary since January 2003. He joined Cenveo in 1997 as corporate counsel, served as assistant general counsel from 2000 to 2001 and was vice president--corporate development from 2001 until January 2003. He is a licensed attorney.

------------------------------------------------------------------------------

------------------------------------------------------------------------------

                     COMPENSATION OF EXECUTIVE OFFICERS

------------------------------------------------------------------------------

SUMMARY COMPENSATION TABLE

The following table presents information concerning all compensation received for all services rendered during 2004, 2003 and 2002 by Mr. Reilly, our chief executive officer and president in 2004, the four other most highly compensated executive officers in 2004 who were serving as executive officers at December 31, 2004, and Mr. Hart who served as president of our resale segment until his retirement from that position on September 1, 2004.

--------------------------------------------------------------------------------------------------------------------------
                                              ANNUAL COMPENSATION               LONG-TERM COMPENSATION
                                    ----------------------------------------------------------------------
                                                                   OTHER                      SECURITIES
                                                                  ANNUAL       RESTRICTED     UNDERLYING      ALL OTHER
 NAME AND                                                         COMPEN-        STOCK         OPTIONS         COMPEN-
 PRINCIPAL POSITION       YEAR        SALARY        BONUS(1)      SATION         AWARDS        GRANTED         SATION
--------------------------------------------------------------------------------------------------------------------------
 Paul V. Reilly,          2004       $641,192       $      0        (2)        $372,000(3)     275,000        $     0
 President and            2003        618,077              0        (2)               0         90,000              0
 Chief Executive Officer  2002        579,231        192,000        (2)               0              0              0
--------------------------------------------------------------------------------------------------------------------------
 Gordon A. Griffiths      2004       $393,269       $      0        (2)        $124,000(3)     105,000        $     0
 Executive Vice           2003        375,000              0        (2)               0         33,750         27,665(4)
 President and            2002        271,176(5)      75,000        (2)         142,500(6)      85,000          9,881(7)
 President--Commercial
 Segment
--------------------------------------------------------------------------------------------------------------------------
 Michel P. Salbaing       2004       $360,962       $      0        (2)        $ 93,000(3)      80,000        $     0
 Senior Vice President    2003        349,038              0        (2)               0         25,875              0
 and Chief Financial      2002        325,692         75,000        (2)               0              0              0
 Officer
--------------------------------------------------------------------------------------------------------------------------
 Herbert H. Davis III     2004       $349,692       $      0        (2)        $ 93,000(3)      80,000        $     0
 Senior Vice President--  2003        336,750              0        (2)               0         25,875              0
 Corporate Development    2002        313,750         75,000        (2)               0              0              0
 and Chief Legal Officer
--------------------------------------------------------------------------------------------------------------------------
 Allen C. Conway          2004       $299,022       $      0        (2)        $      0         21,000        $     0
 Executive Vice           2003        254,241         72,677        (2)               0         10,000              0
 President and            2002        246,330        110,250        (2)               0              0              0
 President--Resale
 Segment
--------------------------------------------------------------------------------------------------------------------------
 Robert A. Hart(8)        2004       $362,423       $      0        (2)        $      0         83,188        $     0
 Former Senior Vice       2003        349,038              0        (2)               0         33,750         33,805(9)
 President and            2002        325,691         75,000        (2)               0              0         25,000(10)
 President--Resale
 Segment
--------------------------------------------------------------------------------------------------------------------------

 (1)      Bonus amounts are shown for the year earned and are paid in the following year.

 (2)      None of the named executive officers has received perquisites the value of which exceeded the lesser of either $50,000 or 10% of his total salary and bonus. Perquisites paid include contributions to each person's 401(k) account, tax services, life insurance, the allowance received under our executive perquisite and benefits expense reimbursement plan described on page 21 and car allowance.

 (3)      Reflects a grant of restricted stock under our long-term equity incentive plan described on page 17, based on the closing price of our common stock as quoted on the New York Stock Exchange on December
          31, 2004 ($3.10 per share). These shares will vest on May 1, 2009.

 (4)      Reflects club dues of $13,665 and relocation expenses of $14,000.

 (5)      $209,133.50 of this amount was paid to Gordon Group Enterprises as a consulting fee. Mr. Griffiths is the sole owner of Gordon Group Enterprises.

                                  - 15 -


 (6)      Reflects the grant of performance accelerated restricted stock under our long-term equity incentive plan described on page 17, based on the closing sale price of our common stock as quoted on the New
          York Stock Exchange on December 31, 2002 ($2.50 per share). None of these shares has vested.

 (7)      Reflects relocation expenses.

 (8)      Mr. Hart has served as special assistant to the chairman since September 1, 2004.

 (9)      Reflects club dues of $2,616 and loan forgiveness of $31,189. The loan to Mr. Hart is described on page 17.

(10)      Reflects loan forgiveness for the loan to Mr. Hart described on page 17.

EXECUTIVE AGREEMENTS

Agreements with Mr. Reilly. In 2003 Cenveo entered into an employment and executive severance agreement with Mr. Reilly. This agreement provides that if his employment is terminated under certain circumstances which are not for "cause," Mr. Reilly will receive a payment equal to two years' salary and bonus, plus a pro rata amount of the current year's target bonus based on the date of termination. If he is terminated under certain circumstances relating to a change of control, Mr. Reilly will receive an additional payment equal to one years' salary. Mr. Reilly would also be reimbursed for post-termination medical premiums and receive any salary or other benefits owed to him under Cenveo's various employee benefit plans and programs.

On January 6, 2005, Cenveo entered into an employment and separation agreement and general release with Mr. Reilly when Mr. Reilly announced his resignation as chairman, president and chief executive officer of Cenveo. The Board accepted Mr. Reilly's resignation as chairman effective January 6, 2005. Mr. Reilly is continuing to serve as president and chief executive officer of Cenveo to assist in the transition to a successor president and chief executive officer. This agreement provides that when the Board accepts Mr. Reilly's resignation as president and chief executive officer, Mr. Reilly will receive the following payments and benefits:

   o severance pay of $2,446,200,
   o two times his pro-rata 2005 target bonus under our cash bonus annual incentive plan described on page 21,
   o 24 months of premiums paid for medical and dental coverage, and
   o outplacement and accounting assistance.

These are generally the benefits Mr. Reilly would have received if his employment was terminated without cause under his 2003 employment and executive severance agreement described above. However, as an incentive for Mr. Reilly to remain in his position as president and chief executive officer to assist in the transition to a successor, Mr. Reilly will receive an amount equal to two times his pro-rata 2005 target bonus rather than one times his bonus provided in his 2003 agreement. Mr. Reilly also granted Cenveo a general release and agreed to refrain from competing with Cenveo for two years following his actual termination date.

Severance Agreements. Cenveo has entered into severance agreements, triggered by a change in control, with Mr. Salbaing, Mr. Davis, Mr. Griffiths and Mr. Conway. These agreements provide that if the executive's employment is terminated in certain circumstances relating to a change of control, the executive will receive:

   o a payment equal to two years' base salary plus two years' target annual bonus plus the target bonus for the portion of the year completed before termination,
   o reimbursement of post-termination medical and dental premiums, and
   o reimbursement of up to $10,000 for outplacement services.

These agreements include covenants from the executive not to compete with Cenveo for a period of two years after he leaves Cenveo's employ.

Indemnity Agreements. Cenveo has entered into indemnity agreements with each executive officer which provide that Cenveo will indemnify the executives in lawsuits brought against any executive in his capacity as an officer of Cenveo.

Loan to Mr. Salbaing. During 2000 Cenveo loaned $100,000 to Mr. Salbaing to help him purchase a home in Colorado as part of his relocation. The loan bears interest at 5% and is due upon the earliest to occur of Mr. Salbaing's cessation of employment with Cenveo, his sale of certain real property located in Canada or the sale of Mr. Salbaing's home in Colorado.

Loan to Mr. Hart. During 2000 Cenveo loaned $50,000 to Mr. Hart to assist in his relocation to Colorado. The loan bore interest at 8%. Half of this loan was forgiven in 2002 and the remaining half was forgiven in 2003.

In accordance with our corporate governance guidelines adopted in 2002, we no longer make loans to executive officers.

LONG-TERM EQUITY INCENTIVE PLAN

In 2001 our stockholders adopted a long-term equity incentive plan which provides incentive compensation to key officers, employees, directors and consultants. This plan was amended by stockholders in 2004 to provide, among other things, that an aggregate of 7,450,000 shares of Cenveo's common stock may be granted under the plan. Our former stock option plans were merged into this plan in 2001 and no longer separately exist. However, options for 3,370,751 shares still outstanding under the old stock option plans continue to be governed by their grant agreements but are administered under this plan. Awards may be granted under this plan for:

   o options for our common stock,
   o stock appreciation rights based on our common stock,
   o restricted shares of our common stock,
   o restricted share units based on our common stock, and
   o performance awards.

The plan provides that:

   o no more than 1,500,000 shares may be issued in connection with free-standing stock appreciation rights,
   o no more than 1,000,000 shares may be granted as restricted stock, and
   o no more than 750,000 shares may be granted as performance restricted stock or performance restricted units payable in stock.

As of March 4, 2004, the number of shares that were outstanding was as follows with an additional 2,993,604 shares available for grant in the future:

   o options for 6,774,186 shares,
   o 288,788 shares of restricted stock,
   o 658,172 shares of performance accelerated restricted stock, and
   o 750 shares of stock as performance awards.

No stock appreciation rights or restricted share units have been granted under the plan. The charts beginning on page 20 show the stock options and restricted shares which were granted to the named executive officers in 2004. All awards of restricted shares or stock appreciation rights have a minimum vesting period of three years for time-based vesting or one year for performance-based vesting, except for grants of shares to directors in lieu of cash stipends or fees, which vest immediately.

Shares Available for Awards under the Plan. Shares subject to an award that are cancelled, expire unexercised, forfeited, settled in cash or otherwise terminated remain available for awards under the plan. Shares issued under the plan may be either newly issued shares or shares which we have reacquired. Shares issued as substitute awards when we assume outstanding awards previously granted by a company which we acquire do not reduce the number of shares available for awards. The number of shares reserved for issuance can be increased only with the approval of holders of a majority of our outstanding shares.

The plan imposes individual limitations on the amount of certain awards in order to comply with Section 162(m) of the Internal Revenue Code of 1986. Under these limitations no single participant may generally receive options or stock appreciation rights in any calendar year that relate to more than $1 million. Finally, awards may generally be adjusted to prevent dilution or enlargement of benefits when certain events occur, such as a stock dividend, reorganization, recapitalization, stock split, combination, merger or consolidation.

Eligibility. Current and prospective officers, employees, directors and consultants of Cenveo or its subsidiaries or affiliates may be granted awards under the plan. As of March 4, 2005, approximately 306 individuals were eligible to participate in the plan.

Administration. The plan is administered by our compensation and human resources committee. Awards to directors serving on the committee are determined and administered by the full Board of Directors. The committee may:

   o select participants,
   o determine the type and number of awards to be granted,
   o determine the exercise or purchase price, vesting periods and performance goals, if any,
   o determine and later amend the terms and conditions of any award,
   o interpret the rules relating to the plan, and
   o otherwise administer the plan.

Stock Options and Stock Appreciation Rights. The committee may grant both incentive stock options, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. The committee may also grant stock appreciation rights either with or without a related option. The committee determines the terms and individual vesting schedules for each grant including the exercise price that generally may not be less than the fair market value of a share of common stock on the date of the grant. All stock options have been granted at exercise prices equal to the fair market value of our stock at the date of grant. In 2004 all stock options granted to management proportionately vest over either a two-year period or a five-year period on the anniversary of the grant date, and all non-qualified stock options granted to directors vest six months following the grant date.

Restricted Shares and Restricted Share Units. The committee may grant restricted shares of common stock and restricted share units. Restricted shares are shares of common stock with transfer restrictions. These restrictions lapse on the basis of performance and/or continued employment as determined in advance by the committee. They may be forfeited by participants as specified by the committee in the award agreement. A participant who has received a grant of restricted shares will receive dividends and the right to vote those shares. Restricted shares may not be transferred, encumbered or disposed of during the restricted period or until after the restrictive conditions are met. Restricted stock granted to executives in 2004 will vest on the fifth anniversary of the grant date. Restricted stock granted to directors in 2004 vested six months after the date of grant.

Each restricted share unit has a value equal to the fair market value of a share of our common stock on the date of grant. The committee determines the restrictions applicable to the restricted share units. A participant is credited with dividend equivalents on any vested restricted share units when dividends are paid to stockholders. Restricted share units generally may not be transferred, encumbered or disposed of unless the participant is continuously employed by Cenveo during the restricted period or until after the restrictive conditions are met.

Performance Awards. A performance award is a right that is denominated in cash or shares of common stock, and valued by the achievement of certain performance goals during performance periods as established by the committee. The plan specifies the types of goals the committee may consider when granting performance awards. The committee determines the form, time and type of payment. Performance awards may be forfeited when employment is terminated other than for death or total disability. A participant's rights to any performance award may not be transferred, encumbered or disposed of in any manner, except by will or the laws of descent and distribution.

Other Terms.

Other Stock-Based Awards. The committee may grant any other type of
------------------------
awards that are payable in or valued by our common stock. The committee determines the terms and conditions of these awards.

Change in Control. All outstanding awards vest, become immediately
-----------------
exercisable or payable and have all restrictions lifted immediately when Cenveo experiences a change in control.

Amendment and Termination. The Board may amend or terminate the plan
-------------------------
subject to applicable stockholder approval. The committee may not amend the terms of previously granted options to reduce the exercise price or cancel options and grant substitute options with a lower exercise price than the cancelled options. The committee also may not adversely affect the rights of any award holder without the award holder's consent.

Certain Federal Income Tax Consequences. Following is a brief description of the federal income tax consequences generally arising for awards under the plan. Tax consequences to Cenveo and to participants receiving awards will vary with the type of award.

Effects on Participants. Generally a participant will not recognize
-----------------------
income, and Cenveo is not entitled to take a deduction, when an incentive stock option, a nonqualified option, a stock appreciation right or a restricted share award is granted. A participant generally will not have taxable income when he exercises an incentive stock option. When a participant exercises an option other than an incentive stock option, he must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the shares acquired on the date of exercise.

If a participant sells shares of common stock acquired from an incentive stock option before the end of two years from the date of grant and one year from the date of exercise, the participant must generally recognize ordinary income equal to the difference between the fair market value of the shares at the date of exercise and the exercise price. Otherwise, a participant's disposition of shares acquired upon the exercise of an option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax basis in the shares.

Effects on Cenveo. Cenveo generally may receive a tax deduction equal to
-----------------
the amount recognized as ordinary income by the participant in connection with an option. Cenveo generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, Cenveo will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares of common stock for the incentive stock option holding periods prior to selling the shares.

Similarly, the exercise of a stock appreciation right will result in ordinary income on the value of the stock appreciation right to the participant at the time of exercise. Cenveo will be allowed a deduction for the amount of ordinary income recognized by a participant with respect to a stock appreciation right. When restricted stock is granted the participant will recognize ordinary income on the fair market value at the time shares of restricted stock become vested unless a participant makes an election under Section 83(b) of the Internal Revenue Code to be taxed at the time of grant. The participant also is subject to capital gains treatment on the sale of any common stock acquired through the exercise of a stock appreciation right or restricted share award. For this purpose, the participant's basis in the common stock is generally its fair market value at the time the stock appreciation right is exercised or the restricted share becomes vested. Payments made under performance awards are taxable as ordinary income at the time an individual attains the performance goals and the payments are made available to the participant.

Performance-based Compensation. Section 162(m) of the Internal Revenue
------------------------------
Code generally disallows a public company's tax deduction for compensation paid in excess of $1 million in any tax year to its five most highly compensated executives. However, compensation that qualifies as "performance-based compensation" is excluded from this $1 million deduction limit and therefore remains fully deductible by Cenveo. Cenveo intends that the following grants will qualify as "performance-based compensation" so that these awards will not be subject to the Section 162(m) deduction limitations:

   o performance awards,
   o options granted with an exercise price at least equal to 100% of fair market value of the underlying shares of common stock at the date of grant, and
   o options granted to employees that the committee expects to be named executive officers at the time a deduction arises.

STOCK OPTION GRANTS IN 2004

The following table presents information concerning stock options granted to each of the named executive officers in 2004 under our long-term equity incentive plan and the potential realizable value for those stock options based on future appreciation assumptions:

-------------------------------------------------------------------------------------------------------------------
                                            INDIVIDUAL GRANTS
-------------------------------------------------------------------------------------------------------------------
                                                                                        POTENTIAL REALIZABLE VALUE
                       NUMBER OF                                                        AT ASSUMED ANNUAL RATES OF
                       SECURITIES        % OF TOTAL                                      STOCK PRICE APPRECIATION
                       UNDERLYING      OPTIONS GRANTED                                      FOR OPTION TERM(1)
                        OPTIONS        TO EMPLOYEES IN     EXERCISE      EXPIRATION    ----------------------------
 NAME                   GRANTED             2004            PRICE           DATE           5%($)          10%($)
-------------------------------------------------------------------------------------------------------------------
 Paul V. Reilly         85,000(2)           3.96%           $4.06         02-05-11       $ 72,673       $420,998
                       190,000(3)           8.86%           $3.28         08-03-11        253,705        591,240
-------------------------------------------------------------------------------------------------------------------
 Gordon A. Griffiths    30,000(2)           1.40%           $4.06         02-05-11         49,585        115,554
                        75,000(3)           3.50%           $3.28         08-03-11        100,146        233,384
-------------------------------------------------------------------------------------------------------------------
 Michel P. Salbaing     30,000(2)           1.40%           $4.06         02-05-11         49,585        115,554
                        50,000(3)           2.33%           $3.28         08-03-11         66,765        155,590
-------------------------------------------------------------------------------------------------------------------
 Herbert H. Davis       30,000(2)           1.40%           $4.06         02-05-11         49,585        115,554
                        50,000(3)           2.33%           $3.28         08-03-11         66,765        155,590
-------------------------------------------------------------------------------------------------------------------
 Allen C. Conway        11,000(2)           0.51%           $4.06         02-05-11         18,181         42,370
                        10,000(3)           0.47%           $3.28         08-03-11         13,353         31,118
-------------------------------------------------------------------------------------------------------------------
 Robert C. Hart         30,000(2)           1.40%           $4.06         02-05-11         49,585        115,554
                        53,188(3)           2.48%           $3.28         08-03-11         71,021        165,510
-------------------------------------------------------------------------------------------------------------------

(1)       Potential realizable value is based on an assumption that the market price of our common stock will appreciate at the stated rates (5% and 10%), compounded annually from the date of grant until the end of the term. The values are calculated based on rules of the Securities and Exchange Commission and do not reflect our estimate or projection of future stock prices. Actual gains, if any, on stock option exercises will depend on the future performance of the price of our common stock and the timing of exercises.

(2)       Granted in February, 2004 under the 2001 Long-Term Equity Incentive Plan. These options vest in equal increments over a two-year period.

(3)       Granted in August, 2004 under the 2001 Long-Term Equity Incentive Plan, as amended. These options vest in equal increments over a five-year period.

STOCK OPTIONS EXERCISED IN 2004 AND 2004 YEAR-END OPTION VALUES

The following table presents information about the number and value of stock options exercised in 2004 and held at December 31, 2004, by each named executive officer. A stock option is "in-the-money" if the closing market price of Cenveo stock exceeds the exercise price of the stock option.

-----------------------------------------------------------------------------------------------------------------------
                                                        NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                       NUMBER OF        VALUE          UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS AT
                         SHARES        RECEIVED         OPTIONS AT 12-31-04                    12-31-04(1)
                        ACQUIRED         UPON     ---------------------------------------------------------------------
 NAME                 ON EXERCISE      EXERCISE    EXERCISABLE       UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
-----------------------------------------------------------------------------------------------------------------------
 Paul V. Reilly            0              --            928,925           479,407         $72,540          $28,207
-----------------------------------------------------------------------------------------------------------------------
 Gordon A. Griffiths       0              --             56,497           167,253          21,147           10,578
-----------------------------------------------------------------------------------------------------------------------
 Michel P. Salbaing        0              --            112,247           138,628          16,212            8,110
-----------------------------------------------------------------------------------------------------------------------
 Herbert H. Davis          0              --             68,248           122,627          16,213            8,109
-----------------------------------------------------------------------------------------------------------------------
 Allen C. Conway           0              --                  0            11,000           6,266            3,134
-----------------------------------------------------------------------------------------------------------------------
 Robert C. Hart            0              --            133,497           143,441          21,147           10,578
-----------------------------------------------------------------------------------------------------------------------

(1)       Based on the closing price per share of Cenveo stock as quoted on the New York Stock Exchange on
          December 31, 2004 ($3.10 per share).

LONG-TERM INCENTIVE PLAN AWARDS

The following table presents information about awards of restricted stock to each of the named executive officers in 2004 under our long-term equity incentive plan described beginning on page 17. These shares vest on May 1, 2009.

              -----------------------------------------------------------------------------------
                                                                            PERFORMANCE OR OTHER
                                                    NUMBER OF SHARES OF         PERIOD UNTIL
                                                     RESTRICTED STOCK            MATURATION
              -----------------------------------------------------------------------------------
               Paul V. Reilly                            120,000                   05-01-09
              -----------------------------------------------------------------------------------
               Gordon A. Griffiths                        40,000                   05-01-09
              -----------------------------------------------------------------------------------
               Michel P. Salbaing                         30,000                   05-01-09
              -----------------------------------------------------------------------------------
               Herbert H. Davis                           30,000                   05-01-09
              -----------------------------------------------------------------------------------
               Allen C. Conway                                 0                         --
              -----------------------------------------------------------------------------------
               Robert C. Hart                                  0                         --
              -----------------------------------------------------------------------------------

EXECUTIVE PERQUISITE AND BENEFITS EXPENSE REIMBURSEMENT PLAN

Effective April 2004 we adopted an executive perquisite and benefits expense reimbursement plan for our executive officers. Eligible executives may receive reimbursement for certain perquisites and benefits including medical expenses, supplemental life insurance, financial counseling, airline clubs, health clubs or golf club dues. The chairman and chief executive officer may be reimbursed a maximum of $13,000 annually and the other eligible executives may be reimbursed a maximum of $8,000 annually. In addition, each executive receives a car allowance of $12,000 per year payable in 26 equal installments.

CASH BONUS ANNUAL INCENTIVE PLAN

We have a cash bonus annual incentive plan which provides bonus compensation to our executives and other key employees. The bonus plan is designed to promote achievement of our financial goals by making a portion of each participant's compensation depend on his achievement of goals established by the Board and individual performance objectives. Participants must be employed on the date the incentive payments are paid before they can receive any payment under the bonus plan. The report on executive compensation beginning on page 23 further describes the cash bonus plan for 2004.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows shares reserved for issuance for outstanding options, stock appreciation rights and warrants granted under our equity compensation plans as of December 31, 2004. All of our equity compensation plans have been approved by our stockholders.

                                                                                             NUMBER OF SECURITIES
                                         NUMBER OF SECURITIES                               REMAINING AVAILABLE FOR
                                          TO BE ISSUED UPON          WEIGHTED AVERAGE        ISSUANCE UNDER EQUITY
                                       EXERCISE OF OUTSTANDING      EXERCISE PRICE OF          COMPENSATION PLANS
                                        OPTIONS, WARRANTS AND      OUTSTANDING OPTIONS,      (EXCLUDING SECURITIES
 PLAN CATEGORY                                 RIGHTS              WARRANTS AND RIGHTS      REFLECTED IN COLUMN (a))
----------------------------------------------------------------------------------------------------------------------
 Equity compensation plans not                        0                    NA                              0
 approved by stockholders
----------------------------------------------------------------------------------------------------------------------
 Equity compensation plans approved           6,991,375                   5.55                     3,042,315
 by stockholders
----------------------------------------------------------------------------------------------------------------------
 Total                                        6,991,375                   5.55                     3,042,315
----------------------------------------------------------------------------------------------------------------------

OTHER BENEFIT PLANS

We do not provide any defined benefit or actuarial plan that is payable upon retirement to the named executive officers. The named executive officers may participate in other benefit plans available to all employees, two of which are described below.

401(k) Savings Retirement Plans. We adopted a 401(k) savings and retirement plan in 1994 for non-union employees. United States based, union-free employees of Cenveo and affiliated companies who are classified as an employee expected to work a minimum of 1,000 hours per year are eligible to participate in the plan. For 2004 a participant could contribute to the plan up to the lesser of $13,000 or 50% of his compensation. A maximum of $205,000 is considered for purposes of plan contributions. Contributions are not included in the participant's current taxable income. During 2004 Cenveo made a matching contribution to participant accounts equal to 50% of the participant's contributions, up to a maximum of 6% of the participant's compensation.

We also sponsor a 401(k) savings and retirement plan for union employees. Collective bargaining agreements determine eligibility for participation and the amount of employer match.

Plan assets are held in trust. A plan participant can direct the investment of his contributions and the matching contributions into one of twelve mutual funds and other investment vehicles, one of which is Cenveo common stock. Participant contributions to the plan are always fully vested. Cenveo contributions vest at a rate of 20% for each year of service completed by the participant. Generally, a participant's vested plan benefit is distributable upon his retirement, disability, death or other separation from employment. On August 1, 2004 our former employee stock ownership plan was merged into our 401(k) plan.

Key Employee Share Option Plan. We adopted a key employee share option plan in 1997 for executive officers and other key employees. Under the plan, participants receive options to purchase shares in regulated investment companies from Cenveo at exercise prices set by the administering committee. This plan was amended in 2002 to "freeze" both participation and future contributions to the plan. Participants with balances at December 31, 2002, maintain their accounts and distributions to them will continue to be allowed at retirement, disability, death or other termination from employment. Account balances are held in trust and are invested in various mutual funds.

-------------------------------------------------------------------------

                    REPORT ON EXECUTIVE COMPENSATION

-------------------------------------------------------------------------

TO OUR STOCKHOLDERS:

The report of the compensation and human resources committee for 2004 includes our activities related to compensation review and recommendations for the chief executive officer and the other executive officers named on page 15. In 2004 the committee engaged an independent compensation consultant to conduct a comprehensive assessment of our overall executive compensation program to ensure that our compensation levels are reasonable, appropriate and competitive. The committee adopted a balanced executive compensation program after reviewing the market data and recommendations prepared by our outside consultant. The committee intends to continue to regularly evaluate the impact of the executive compensation program on the performance of the executives and Cenveo and will make changes it believes are necessary to assist in our success.

COMPENSATION PHILOSOPHY

Our executive compensation policies are designed to:

   o link executive compensation with our annual and long-term performance goals,
   o attract and retain a highly qualified and motivated management team,
   o reward individual performance, and
   o emphasize long-term stock incentives that will encourage our executive officers to maintain their focus on long-term stockholder interests.

The committee implements these policies through the balanced executive compensation program which includes:

   o setting average base salaries for our executives at the 50th percentile for salaries given to executives in similar positions with similar experience,
   o providing average annual "pay-for-performance" bonus incentive opportunities with a target at the 55th percentile, and
   o providing incentives under our long-term incentive plan at the 50th percentile.

The committee has generally designed its policies to compensate our executives at the 50th percentile when compared to counterparts at organizations similar in size in general industry and our lines of business including, but not limited to, those companies listed in Cenveo's peer group index in the performance chart on page 29. Executives have an opportunity to receive payment above the 50th percentile for above average performance.

COMPONENTS OF COMPENSATION

The committee sets total compensation for each executive officer at competitive levels related to companies of similar type and size based on the study and recommendations provided by Watson Wyatt. Executive compensation packages include salary, participation in the cash bonus annual incentive plan discussed on page 21 and equity awards under the long-term incentive plan discussed on page 17. To attract and retain talented executives who will focus on the implementation of Cenveo's strategic plan, our executive officers also received the severance agreements described on page 16 and participation in the executive perquisite and benefits expense reimbursement plan described on page 21. The committee typically sets our executive officers' compensation in the first quarter of each year.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid in any fiscal year to a corporation's chief executive officer and to the four other most highly paid executive officers. However, this statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The committee believes it is in Cenveo's best interest to try to satisfy the requirements of Section 162(m) by structuring performance-based compensation for executive officers to satisfy the statute's requirements, such as grants of stock options and cash bonus incentive plan payments. However, the committee also recognizes the need to remain flexible when making compensation decisions so that Cenveo may meet its overall objectives, even if it may not meet the statute's standards and Cenveo may not be able to deduct all of the compensation. Accordingly, the Board and the committee have expressly kept the right to award non-deductible compensation when appropriate. Because of uncertainties as to the interpretation of Section 162(m) and related regulations, in spite of Cenveo's efforts, it is not certain that compensation intended by Cenveo to satisfy the deductibility requirements under Section 162(m) will in fact satisfy those requirements.

Base Salary. The committee reviews our executives' salaries each year and fixes base salaries with appropriate performance requirements at levels at or around the mid-point for amounts paid to senior executives with similar qualifications, experience and responsibilities at similar companies. The base salaries also take into account the individual's performance, experience within the industry and with Cenveo and its predecessors, and the executive's support of Cenveo's values. Our chairman and chief executive officer submits salary recommendations each year to the committee for all other officers. In determining the salary to be paid, the committee considers individual performance, financial and operating performance compared to Cenveo's internal operating plan and external benchmarking data, as well as whether management has reached certain long-term and short-term strategic goals.

Cash Bonus Annual Incentive Compensation. We offer bonus incentive compensation to officers and other employees under our cash bonus annual incentive plan described on page 21, to be paid after the end of a fiscal year. Incentive compensation is usually paid as a percentage of each executive's base salary and is based on how well an executive meets corporate financial goals and individual performance goals established by the committee. The committee sets minimum, target and maximum goals at the beginning of each year by examining Cenveo's past performance, identifying future objectives and evaluating our ability to achieve corporate goals in light of economic conditions. The weighting of the goals for officers varies from year to year based on our strategic business plan.

The bonus opportunity for our named executive officers for 2004 was based 70% on Cenveo achieving a specific target consolidated corporate financial measure, earnings before interest, taxes, depreciation and amortization (EBITDA) and 30% on achieving other measures directly related to our long-term strategy, such as employee satisfaction and safety, productivity and customer satisfaction. No incentive cash bonus was paid to any executive for 2004 performance because the minimum consolidated corporate financial goals were not reached.

Payment of bonuses for 2005 will be based 75% on achieving corporate financial measures and 25% on achieving other measures directly related to our long-term strategy, such as employee satisfaction and safety, productivity, customer satisfaction and financial forecasting. For 2005 a named executive may potentially earn a cash bonus ranging from 50% to 100% of his salary. The committee believes this level of potential award strikes the right balance between incentive and reward without offering undue incentives to management to make short-term decisions that could be harmful for Cenveo's long-term performance.

Long-Term Equity Incentive Plan. The committee believes that the long-term interests of stockholders and our key employees, including officers and directors, are more closely linked when key employees are given the opportunity to own our common stock. This provides incentives to reach Cenveo's long-term goals and is an important instrument for retaining key employees. The amount of stock options and restricted stock granted to any executive is generally tied to level of responsibility, position, salary, individual performance, Cenveo's financial performance and competitive practices. In addition, the committee considers Cenveo's average three-year grant run-rate to determine the size of the pool for grants. Management recommends to the committee those executives to whom grants of stock options or restricted shares should be granted and the number of options or restricted shares to be granted to them. The committee solely determines the awards for our chief executive officer.

In 2004 the committee granted restricted stock and options to purchase common stock to our named executive officers under our long-term equity incentive plan in allocations of approximately 50% options and 50% restricted stock. The approximate combined value for these grants ranged from 100% to 110% of an executive's salary, according to the values estimated by our independent consultants based on our stock price at the time of each grant, for the named executives other than the chief executive officer. The restricted stock granted to the named executive officers in 2004 will vest in five years on May 1, 2009. There is no incremental vesting of these shares.

In order to keep our executives' interests linked to that of our stockholders by motivating executives to remain focused on Cenveo's long-term performance, the committee also implemented mandatory executive stock ownership requirements ranging from one to five-times base salary, depending on their position. Further details are described on page 12.

Employment Agreements. The committee believes that the selective use of employment, severance and change in control agreements provides continuity in leadership which benefits Cenveo's shareholders and employees. Such agreements also allow our executives to focus exclusively on financial and operational issues affecting our business and create an incentive for executives to perform in a manner that will contribute to shareholder value and future growth. Accordingly, we have entered into agreements with the named executive officers which are described on page 16.

Other Annual Compensation. Cenveo makes certain matching contributions to our 401(k) plan described on page 22 on behalf of participants which include executive officers. Our health and insurance plans are the same for all union-free employees. Our executives also receive a car allowance and reimbursement for certain expenses under our executive perquisite and benefits allowance reimbursement plan described on page 21. Benefits and perquisites are targeted to be at the low end of the competitive range to provide reasonable levels of security but so as to not emphasize this compensation component.

CHIEF EXECUTIVE OFFICER COMPENSATION

Based upon the compensation assessment conducted by the committee's outside consultants, the committee increased Mr. Reilly's salary 3.74% to $641,192 in 2004 from $618,077 in 2003. Mr. Reilly did not receive a bonus for 2004 because the minimum consolidated corporate financial goals were not reached. Mr. Reilly's long-term incentive compensation package for 2004 included options for 275,000 shares of common stock and 120,000 shares of restricted stock, the value of which together represented approximately 200% of his salary at May 1, 2004, according to the values estimated by our independent consultants based on our stock price at the time of grant. Options for 85,000 shares were granted in February 2004 which vest 50% in 2005 and 50% in 2006. Options for 190,000 shares were granted in August 2004 which become exercisable in 20% increments on each of the next five anniversaries of the grant date and the restricted stock vests in five years on May 1, 2009.

Mr. Reilly's total compensation for 2004, including the estimated value of the grants of options and restricted stock, was established on the basis of a comparison to other chief executive officers with comparable qualifications, experience and responsibilities at comparable companies. Consistent with our executive compensation philosophy, a significant portion of Mr. Reilly's total compensation package consisted of long-term incentive compensation.

On January 6, 2005, Mr. Reilly announced his resignation as chairman, president and chief executive officer of Cenveo, although he will continue to serve as president and chief executive officer to assist in the transition to a successor. The committee will continue to evaluate Mr. Reilly's compensation in 2005 while he serves as president and chief executive officer. Mr. Reilly will be eligible to receive a pro-rata bonus for 2005 based on the number of months he serves as president and chief executive officer as described on page 16.

CONCLUSION

In summary, the committee believes that our policy of linking executive compensation to Cenveo's performance was met and that

Cenveo's compensation levels properly reflect our philosophy. The committee believes that compensation for our executive officers has been competitive, appropriate and comparable to similarly-situated companies. In addition, Cenveo's executive compensation programs and policies support our overall objective to enhance stockholder value through the profitable management of Cenveo's operations. The committee is firmly committed to the ongoing review and evaluation of Cenveo's executive compensation program.

RESPECTFULLY SUBMITTED:

Alister W. Reynolds (Chair)
Thomas E. Costello
David M. Olivier
Wellington E. Webb


-------------------------------------------------------------------------

                      REPORT OF THE AUDIT COMMITTEE

-------------------------------------------------------------------------

The Board has affirmatively determined that all members of Cenveo's audit committee are independent directors. The committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of its accounting, the system of internal controls established by management, auditing and reporting practices as summarized beginning on page 8. The full responsibilities of the committee are described in its charter which can be accessed on Cenveo's website at www.cenveo.com under "investor relations--governance."

Management is responsible for internal controls and the financial reporting process, including the system of internal controls over financial reporting. Ernst & Young, LLP, Cenveo's independent auditor, is responsible for expressing an opinion on the conformity of Cenveo's audited consolidated financial statements with generally accepted accounting principles and on management's assessment of the effectiveness of the company's internal controls as required by section 404 of the Sarbanes-Oxley Act. The audit committee monitors these processes and reports its findings to the full Board. The committee has reviewed and discussed Cenveo's audited consolidated financial statements and the company's internal controls over financial reporting with management and Ernst & Young. The committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (communication with audit committees).

The audit committee has reviewed and implemented the provisions of the Sarbanes-Oxley Act, the rules of the Securities and Exchange Commission and the listing standards of the New York Stock Exchange. The committee engaged independent legal counsel to review, assess and make recommendations on procedures required by the Sarbanes-Oxley Act. The committee also continues to follow the procedures recommended in the report of the Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees issued in February 1999 which is sponsored by the major securities markets.

At each of its four regular meetings in 2004 the audit committee met with Ernst & Young and the senior members of Cenveo's financial management team, including Cenveo's senior vice president--finance and chief financial officer, vice president and general auditor, vice president--controller and our vice president--general counsel. During 2004 the committee also met periodically with the chief financial officers and controllers of Cenveo's operating segments.

The committee reviewed with the financial management team:

   o overall audit scopes and plans,
   o results of internal and external audit examinations,
   o management's discussion and analysis of financial condition and results of operations contained in Cenveo's quarterly and annual reports,
   o evaluations of Cenveo's internal controls by management and Ernst & Young, and
   o quality of Cenveo's financial reporting.

In particular, the committee monitored and evaluated the process by which management conducted its assessment of Cenveo's internal controls over financial reporting as required by section 404 of the Sarbanes-Oxley Act.

The committee considered the need to ensure the independence of Cenveo's auditors while recognizing that in certain situations Ernst & Young may possess the expertise and be in the best position to advise Cenveo on issues and matters other than accounting and auditing. All audit services and fees payable to Ernst & Young for audit services must be pre-approved. The committee's charter allows a general pre-approval by the committee of audit-related services without a specific case-by-case consideration of each service to be performed by Ernst & Young. The committee's charter requires that any other services, including any permitted non-audit services, be approved by the committee or by a committee member. The committee then communicates its approval to management. All audit and non-audit services performed by Ernst & Young during 2004 were pre-approved under these procedures.

Management reviewed Cenveo's 2004 audited financial statements with the audit committee. In addressing the quality of management's accounting judgments, the committee asked for management's representations that the audited consolidated financial statements have been prepared in conformity with generally accepted accounting principles. The committee expressed to both management and Ernst & Young its general preference for conservative policies when a range of accounting options is available.

The committee had a private session at each of its four regular meetings with Ernst & Young to candidly discuss financial management, accounting and internal control adequacy and issues. The committee asked Ernst & Young to address several questions that committee members believe are particularly relevant to the committee's oversight, including whether:

   o there are any significant accounting judgments made by management in preparing the financial statements that would have been made differently had Ernst & Young prepared and been responsible for the financial statements,

   o Cenveo's financial statements fairly present to investors, with clarity and completeness, its financial position and performance for the reporting period in accordance with generally accepted accounting principles and disclosure requirements of the Securities and Exchange Commission,

   o Cenveo has implemented internal controls and internal audit procedures that are appropriate for it, and

   o Ernst & Young had discovered any accounting adjustments made by management during the year that would have been more properly reflected in prior year results.

The audit committee believes that by focusing its discussions with Ernst & Young, it can promote a meaningful dialogue that provides a basis for its oversight judgments.

Based on the audit committee's review and discussions with management and Ernst & Young referenced in this report and under "auditor independence" on page 28, the audit committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in Cenveo's annual report on Form 10-K for the year ending December 31, 2004, for filing with the Securities and Exchange Commission.

RESPECTFULLY SUBMITTED:

   Jerome W. Pickholz (Chair)
   Paul F. Kocourek
   Martin J. Maloney
   Susan O. Rheney

-------------------------------------------------------------------------

                       INDEPENDENT PUBLIC AUDITORS

-------------------------------------------------------------------------

The audit committee selected Ernst & Young, LLP as our independent auditors for 2005. Representatives of Ernst & Young are expected to attend the annual meeting and will have the opportunity to make a statement and answer questions.

FEES

The following table shows the fees we paid to Ernst & Young in 2004 and 2003:

-------------------------------------------------------------------------------------
                                                     2004                2003
-------------------------------------------------------------------------------------
 Audit fees(1)                                    $1,639,014          $  946,807
-------------------------------------------------------------------------------------
 Audit-related fees(2)                               104,400             167,000
-------------------------------------------------------------------------------------
 Tax fees(3)                                          41,000              31,000
-------------------------------------------------------------------------------------
         Total                                    $1,784,414          $1,144,807
                                                  ==========          ==========
-------------------------------------------------------------------------------------

(1)       For auditing our annual consolidated financial statements and accounting consultations during the audit and reviews of our interim financial statements in our reports filed with the Securities and
          Exchange Commission. In addition, these fees include the audit of our internal controls over financial reporting and management's assessment of these controls which totaled $801,351 in 2004.

(2)       For audits of our employee benefit plans, accounting and auditing consultation services and assistance with our debt offering in 2004.

(3)       For tax return review and preparation and tax advice and planning.

AUDITOR INDEPENDENCE

The audit committee considered the effect that provision of the services described above under "tax fees" and "all other fees" may have on the independence of Ernst & Young. These fees amounted to approximately 2.7% of our total fees paid to Ernst & Young in 2003 and approximately 2.3% of our total fees paid in 2004. The committee approved these services and determined that those non-audit services were compatible with maintaining the independence of Ernst & Young as our principal auditor. Ernst & Young provided the committee with the written disclosures required by Independence Standards Board Standard No. 1 (independence discussions with audit committees), and the committee discussed with Ernst & Young their independence.

------------------------------------------------------------------------------

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

------------------------------------------------------------------------------

The following graph presents the cumulative total yearly stockholder return from investing $100 on December 31, 1999, in each of:

   o Cenveo's common stock,
   o Standard & Poor's 500 Index which is broad equity market index published by Standard & Poor's, and
   o a peer group chosen by Cenveo with companies similar to Cenveo, weighted by market capitalization, which includes Consolidated Graphics, Inc., Deluxe Corporation, R. R. Donnelley & Sons Company and Standard Register Company.

The amounts shown assume that any dividends were reinvested. Our common stock is listed on the New York Stock Exchange under the symbol "CVO."



                                 [GRAPH]

                       ---------------------------------
                        CENVEO    PEER GROUP    S&P 500
                       ---------------------------------
         31-Dec-99      100.00      100.00      100.00
                       ---------------------------------
         31-Mar-00       64.35       86.73      102.00
                       ---------------------------------
         30-Jun-00       63.89       89.58       99.00
                       ---------------------------------
         30-Sep-00       35.19       95.63       97.77
                       ---------------------------------
         31-Dec-00       31.94      107.04       89.86
                       ---------------------------------
         31-Mar-01       36.15      104.66       78.97
                       ---------------------------------
         30-Jun-01       31.48      122.40       83.33
                       ---------------------------------
         30-Sep-01       27.41      117.44       70.85
                       ---------------------------------
         31-Dec-01       30.37      137.08       78.14
                       ---------------------------------
         31-Mar-02       46.52      146.76       78.09
                       ---------------------------------

                       ---------------------------------
                        CENVEO    PEER GROUP    S&P 500
                       ---------------------------------
         30-Jun-02       38.52      130.85       67.37
                       ---------------------------------
         30-Sep-02        7.70      122.65       55.49
                       ---------------------------------
         31-Dec-02       18.52      116.57       59.88
                       ---------------------------------
         31-Mar-03       15.04      101.89       57.73
                       ---------------------------------
         30-Jun-03       18.67      137.79       66.33
                       ---------------------------------
         30-Sep-03       25.93      127.42       67.79
                       ---------------------------------
         31-Dec-03       34.15      150.74       75.68
                       ---------------------------------
         31-Mar-04       33.11      147.65       76.65
                       ---------------------------------
         30-Jun-04       21.70      163.72       77.65
                       ---------------------------------
         30-Sep-04       25.93      155.51       75.86
                       ---------------------------------
         31-Dec-04       22.96      171.62       82.49
                       ---------------------------------


-------------------------------------------------------------------------

                            OTHER INFORMATION

-------------------------------------------------------------------------


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors, executive officers and some other stockholders are required to report their ownership of our common stock and any changes in that ownership to the Securities and Exchange Commission and New York Stock Exchange. To the best of our knowledge, all required filings in 2004 were properly made in a timely fashion, except that (i) filings relating to a stock option grant to all executive officers in February, 2004 and (ii) filings relating to restricted stock and stock option grants to our independent directors in April, 2004, were not filed timely. In making these statements, we have relied on the representations of the persons involved and on copies of their reports filed with the Commission.

FINANCIAL MATERIALS

STOCKHOLDERS MAY REQUEST FREE COPIES OF OUR FINANCIAL MATERIALS (ANNUAL REPORT, FORM 10-K AND PROXY STATEMENT) FROM CENVEO, 8310 SOUTH VALLEY HIGHWAY, #400, ENGLEWOOD, CO 80112, ATTENTION: CORPORATE SECRETARY. THESE MATERIALS MAY ALSO BE ACCESSED ON OUR WEB SITE AT www.cenveo.com.

CONTACT THE BOARD

Stockholders may at any time direct questions to the independent lead director of the Board by sending an e-mail to leaddirector@cenveo.com. All communications required by law or regulation to be relayed to the Board will be promptly delivered to the lead director. The lead director monitors these e-mail messages and facilitates an appropriate response. The current lead director for 2005 is Ms. Rheney as described on page 10. We also encourage stockholders to attend the annual meeting to ask questions of directors concerning Cenveo.

Employees and others may confidentially or anonymously report potential violations of laws, rules, regulations or our code of business conduct and ethics, including questionable accounting or auditing practices, by calling our ethics and business conduct hotline at 1-800-513-4056 or via the internet at www.mysafeworkplace.com.

[Cenveo logo]                     VOTE BY INTERNET - www.proxyvote.com
8310 S. VALLEY HWY #400           Use the Internet to transmit your voting
ENGLEWOOD, CO 80112               instructions and for electronic delivery
                                  of information up until 11:59 P.M.
                                  Eastern Time the day before the cut-off
                                  date or meeting date. Have your proxy
                                  card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

                                  VOTE BY PHONE - 1-800-690-6903
                                  Use any touch-tone telephone to transmit your voting instructions up until
                                  11:59 P.M. Eastern Time the day before
                                  the cut-off date or meeting date.
                                  Have your proxy card in hand when you
                                  call and then follow the instructions.

                                  VOTE BY MAIL
                                  Mark, sign and date your proxy card and
                                  return it in the postage-paid envelope
                                  we've provided or return to Cenveo, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.






TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
                                  CENV01    KEEP THIS PORTION FOR YOUR RECORDS
------------------------------------------------------------------------------
                                           DETACH AND RETURN THIS PORTION ONLY
            THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
==============================================================================
CENVEO, INC.

  UNLESS OTHERWISE SPECIFIED, THIS PROXY
  WILL BE VOTED FOR THE FOLLOWING ITEMS:
                ---

  VOTE ON DIRECTORS

  1. To elect as directors the nominees listed below.

     01) Thomas E. Costello   05) Jerome W. Pickholz
     02) Paul F. Kocourek     06) Alister W. Reynolds
     03) Martin J. Maloney    07) Susan O. Rheney
     04) David M. Olivier     08) Wellington E. Webb

  FOR   WITHHOLD   FOR ALL
  ALL   FOR ALL    EXCEPT

  / /     / /       / /

  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
  NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THE
  NOMINEE'S NUMBER ON THE LINE BELOW.


  ------------------------------------------------


  VOTE ON PROPOSAL

  2. To ratify the selection of Ernst & Young LLP, as
     our independent auditors for the year ending      FOR   AGAINST  ABSTAIN
     December 31, 2005.
                                                       / /     / /      / /

  NOTE: In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or matters incidental to the conduct of the meeting.

  (Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation, please affix corporate seal. If a partnership, please sign in partnership name by authorized persons. If joint tenants, each joint tenant should sign.)

                                                          YES     NO

  Please indicate if you plan to attend this meeting      / /    / /


  ----------------------------------------     --------------------------------

  ----------------------------------------     --------------------------------

  Signature [PLEASE SIGN WITHIN BOX]  Date     Signature (Joint Owners)    Date

===============================================================================




-------------------------------------------------------------------------------

===============================================================================

REVOCABLE PROXY                                                   CENVEO, INC.

                  SOLICITED BY THE BOARD OF DIRECTORS FOR
               ANNUAL MEETING OF STOCKHOLDERS, APRIL 27, 2005

The undersigned holder of common stock of Cenveo, Inc., a Colorado corporation (the "Company"), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders dated March 11, 2005, and, revoking any proxy heretofore given, hereby appoints Mark L. Zoeller and Herbert H. Davis, and each of them, with full power to each of substitution, as attorneys and proxies, to appear and vote all shares of common stock of the Company registered in the name(s) of the undersigned and held by the undersigned of record as of March 4, 2005, at the Annual Meeting of Stockholders of the Company to be held at the Company's principal executive offices, 8310 S. Valley Hwy., #400, Englewood, Colorado, on April 27, 2005, at 8:30 a.m., and at any postponements and adjournments thereof, upon the following items, as set forth in the Notice of Annual Meeting, and to vote according to their discretion on all other matters which may be properly presented for action at the meeting. All properly executed proxies will be voted as indicated.

THIS PROXY IS SOLICITED BY, AND ON BEHALF OF, THE BOARD OF DIRECTORS, AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR PROPOSALS 1
                                                             ---
AND 2.

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY BY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

===============================================================================


                                   APPENDIX


     Page 29 of the proxy statement contains a Performance Graph. The information contained within the graph is presented in a tabular format immediately following the graph.